UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Apogee Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)

Not applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Apogee Therapeutics, Inc.

One Letterman Drive, Building B, Suites B6-850 and B6-800
The Presidio of San Francisco
San Francisco, California 94129-1492
(650) 394-5230

SUPPLEMENT TO THE PROXY STATEMENT FOR
THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 11, 2026

August 3, 2026

These definitive additional materials (these “Definitive Additional Materials”) amend and supplement the definitive proxy statement, dated July 13, 2026 (the “Definitive Proxy Statement”), initially mailed to stockholders on or about July 14, 2026, by Apogee Therapeutics, Inc., a Delaware corporation (“Apogee,” the “Company,” “we,” “us” or “our”), for a special meeting of our stockholders (the “Special Meeting”) to be held virtually on August 11, 2026, at 9:00 a.m., Eastern time. The purpose of the Special Meeting is to consider and vote upon, among other things, the proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated June 18, 2026, among Apogee, Andor LLC (“Parent”), a Delaware limited liability company and a wholly owned subsidiary of AbbVie Inc. (“AbbVie”), Andor Merger Co. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Parent and, solely for the limited purposes set forth in the Merger Agreement, AbbVie, a Delaware corporation. Pursuant to the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Apogee (the “Merger”), with Apogee surviving the Merger as an indirect wholly owned subsidiary of AbbVie.

These Definitive Additional Materials have been filed by Apogee with the United States Securities and Exchange Commission (the “SEC”) on August 3, 2026.

If any stockholders have not already submitted a proxy for use at the Special Meeting, they are urged to do so promptly. No action in connection with this supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

If any stockholders have more questions about the Merger or how to submit their proxies or if any stockholders need additional copies of the proxy statement, this supplement, the proxy card or voting instructions, please contact our Proxy Solicitor:

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The information contained herein speaks only as of August 3, 2026, unless the information specifically indicates that another date applies.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

These Definitive Additional Materials should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. To the extent that information in these Definitive Additional Materials differs from or conflicts with information contained in the Definitive Proxy Statement, the information in these Definitive Additional Materials shall supersede or supplement the information in the Definitive Proxy Statement, as applicable. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

Summary

Litigation Related to the Merger

The disclosure in the section captioned “Summary—Litigation Related to the Merger” is hereby amended by deleting the following strikethrough language from and adding the following bolded and double underlined language to the last paragraph on page 7 of the Definitive Proxy Statement:

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements like the Merger Agreement. ~~Although Apogee is not aware of any pending lawsuits relating to the Merger as of the date of this proxy statement, potential plaintiffs may file lawsuits or send demand letters in connection with the Merger.~~ A summary of the litigation matters relating to the Merger as of August 3, 2026, is included in the section of this proxy statement captioned “The Merger—Litigation Related to the Merger.” The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to Apogee including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Merger is that no legal restraints preventing or prohibiting the consummation of the Merger will be in effect at the time of Closing. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected time frame.

The Special Meeting

Quorum

The disclosure in the section captioned “Summary—The Special Meeting—Quorum” is hereby amended by deleting the following strikethrough language from and adding the following bolded and double underlined language to the last full paragraph on page 12 of the Definitive Proxy Statement:

•
As of the Record Date, there were ~~61,877,575~~ 62,140,183 shares of our voting common stock issued and outstanding and entitled to vote at the Special Meeting. A majority of the issued and outstanding shares of our voting common stock, present at the Special Meeting or represented by proxy, will constitute a quorum at the Special Meeting.

Required Vote

The disclosure in the section captioned “Summary—The Special Meeting—Required Vote” is hereby amended by deleting the following strikethrough language from and adding the following bolded and double underlined language to the last paragraph beginning on page 12 of the Definitive Proxy Statement:

•
The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of shares of our voting common stock as of the close of business on the Record Date. Immediately prior to the execution of the Merger Agreement, holders of all outstanding shares of our non-voting common stock as of such date executed and delivered to Apogee a written consent approving Apogee’s entry into the Merger Agreement and consummation of the Merger. The consummation of the Merger remains subject to the affirmative vote of a majority of the shares of our voting common stock. As of the Record Date, ~~30,938,788~~ 31,070,092 votes constitute a majority of the shares of our voting common stock.

Share Ownership of Our Directors and Executive Officers

The disclosure in the section captioned “Summary—The Special Meeting—Share Ownership of Our Directors and Executive Officers” is hereby amended by deleting the following strikethrough language from and adding the following bolded and double underlined language to the third full paragraph on page 13 of the Definitive Proxy Statement:

•
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, ~~1,301,595~~ 1,412,999 shares of our voting common stock, representing ~~2.10%~~ 2.27% of the shares of our voting common stock outstanding on the Record Date.

General Information About the Special Meeting and Voting

The disclosure in the section captioned “General Information About the Special Meeting and Voting” is hereby amended by deleting the following strikethrough language from and adding the following bolded and double underlined language to the fourth paragraph on page 15 of the Definitive Proxy Statement:

Who is entitled to vote on matters presented at the Special Meeting?

The Record Date for the Special Meeting is the close of business on July 10, 2026. You are entitled to vote on the matters presented at the Special Meeting if you owned shares of our voting common stock at the close of business on the Record Date. Each outstanding share of our voting common stock is entitled to one vote for all matters before the Special Meeting. At the close of business on the Record Date, there were ~~61,877,575~~ 62,140,183 shares of our voting common stock outstanding and entitled to vote at the Special Meeting.

The Special Meeting

Record Date; Shares Entitled to Vote; Quorum

The disclosure in the section captioned “The Special Meeting—Record Date; Shares Entitled to Vote; Quorum” is hereby amended by deleting the following strikethrough language from and adding the following bolded and double underlined language to the third paragraph on page 22 of the Definitive Proxy Statement:

Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. As of the Record Date, there were ~~61,877,575~~ 62,140,183 shares of our voting common stock outstanding and entitled to vote at the Special Meeting. A complete list of registered stockholders as of the close of business on the Record Date will be available for inspection during ordinary business hours by stockholders of record ten days prior to the Special Meeting at our principal business offices at One Letterman Drive, Building B, Suites B6-850 and B6-800, The Presidio of San Francisco, San Francisco, California 94129-1492.

Vote Required; Abstentions and Broker Non-Votes

The disclosure in the section captioned “The Special Meeting—Vote Required; Abstentions and Broker Non‑Votes” is hereby amended by deleting the following strikethrough language from and adding the following bolded and double underlined language to the fifth paragraph on page 22 of the Definitive Proxy Statement:

Each stockholder will be entitled to one vote for each share of our voting common stock that such stockholder owns at the close of business on the Record Date on each proposal to be acted upon at the Special Meeting. The affirmative vote of the holders of a majority of the shares of our voting common stock outstanding on the Record Date is required to approve the Merger Proposal. Immediately prior to the execution of the Merger Agreement, holders of our non-voting common stock executed and delivered to Apogee a written consent approving Apogee’s entry into the Merger Agreement and consummation of the Merger. The consummation of the Merger remains subject to the affirmative vote of the holders of a majority of the shares of our voting common stock outstanding on the Record Date. As of the Record Date, ~~30,938,788~~ 31,070,092 votes constitute a majority of the outstanding shares of our voting common stock. Shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee), abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Merger Proposal. Approval of the Merger Proposal by our stockholders is a condition to the Closing.

Shares Held by our Officers and Directors

The disclosure in the section captioned “The Special Meeting—Shares Held by our Officers and Directors” is hereby amended by deleting the following strikethrough language from and adding the following bolded and double underlined language to the fourth paragraph on page 23 of the Definitive Proxy Statement:

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, ~~1,301,595~~ 1,412,999 shares of our voting common stock, representing approximately ~~2.10%~~ 2.27% of the shares of our voting common stock outstanding on the Record Date.

The Merger

Interests of Apogee’s Directors and Executive Officers in the Merger

Golden Parachute Compensation

The disclosure in the section captioned “The Merger—Interests of Apogee’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” is hereby amended by deleting the following strikethrough language from and adding the following bolded and double underlined language to the first table on page 62 of the Definitive Proxy Statement:

	Golden Parachute Compensation
Name(1)	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursement ($)(5)	Total ($)
Michael Henderson, M.D.	1,548,000	~~49,422,315.55~~ 54,275,872	59,000	5,412,441	~~56,441,757~~ 61,295,313
Carl Dambkowski, M.D.	807,650	~~18,549,042.92~~ 22,514,521	31,000	2,240,801	~~21,628,494~~ 25,593,972
Jane Pritchett Henderson	807,650	~~18,549,042.92~~ 23,207,501	13,000	1,286,562	~~20,656,255~~ 25,314,713

The disclosure in the section captioned “The Merger—Interests of Apogee’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” is hereby amended by adding the following bolded and double underlined language to the third footnote to the first table on page 62 of the Definitive Proxy Statement:

(3) The amounts in this column represent, for each named executive officer, on a pre-tax basis, (i) the value of unvested shares of Company Restricted Stock held by such named executive officer as of June 25, 2026, which will be paid out upon the Merger, assuming the Closing occurred on June 25, 2026, and (ii) the spread value of unvested In the Money Options held by such named executive officer as of June 25, 2026, which will be paid out upon the Merger, assuming the Closing occurred on June 25, 2026. For each unvested In the Money Option, the cash spread value is calculated by multiplying (a) the amount by which the Merger Consideration exceeds the per share exercise price of such In the Money Option by (b) the number of shares of our common stock subject to such unvested In the Money Option. Such payments are made as a result of the Closing (on a “single-trigger” basis). For additional information on the treatment of outstanding equity awards held by each named executive officer in the Merger, see the section of this proxy statement captioned “The Merger—Interests of Apogee’s Directors and Executive Officers in the Merger—Treatment of Equity-Based Awards.”

The number of unvested Company Options and unvested shares of Company Restricted Stock held by each named executive officer as of June 25, 2026, and their estimated values are as follows:

Name	Unvested In the Money Options Vesting Upon Closing (#)	Spread Value of Unvested In the Money Options Vesting Upon Closing ($)	Unvested Shares of Company Restricted Stock Vesting Upon Closing (#)	Value of Unvested Shares of Company Restricted Stock Vesting Upon Closing ($)
Michael Henderson, M.D.	599,251	49,422,315.55	35,923	4,853,557
Carl Dambkowski, M.D.	218,830	18,549,042.92	29,350	3,965,479
Jane Pritchett Henderson	218,830	18,549,042.92	34,479	4,658,458

Litigation Related to the Merger

The disclosure in the section captioned “The Merger—Litigation Related to the Merger” is hereby amended by deleting the following strikethrough language from and adding the following bolded and double underlined language to the third paragraph on page 64 of the Definitive Proxy Statement:

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements like the Merger Agreement. ~~Although Apogee is not aware of any pending lawsuits relating to the Merger as of the date of this proxy statement, potential plaintiffs may file lawsuits or send demand letters in connection with the Merger.~~ A summary of the litigation matters relating to the Merger as of August 3, 2026, is included below. The outcome of this and any other future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to Apogee including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Merger is that no legal restraints preventing or prohibiting the consummation of the Merger will be in effect at the time of Closing. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected time frame.

•	In connection with the Definitive Proxy Statement, as of August 3, 2026, one complaint has been filed in state court by a purported stockholder of Apogee.

•
On July 23, 2026, a purported stockholder of Apogee filed a complaint against Apogee, our board of directors, Goldman Sachs, Jefferies, AbbVie, Parent and Merger Sub in the Supreme Court of the State of New York, County of Rensselaer, captioned Timothy Smith v. Apogee Therapeutics, Inc. et al., Index No. EF2026-283678 (which we refer to as the “Smith Complaint”).

•
The Smith Complaint alleges, among other things, that the Definitive Proxy Statement omits material information and contains misleading disclosures and, as a result, the defendants violated New York and California common law and the California Corporations Code. The Smith Complaint seeks, among other things, an injunction of the Transactions until the defendants make additional disclosures or the matter goes to trial. Apogee has also received certain demand letters from purported stockholders making allegations similar to those contained in the Smith Complaint.

•	Apogee, AbbVie, Parent, and Merger Sub believe the claims asserted in the Smith Complaint and demand letters are without merit.

•
The outcome of the matters described above cannot be predicted with certainty. Additional demand letters may be received, and additional lawsuits may be filed against Apogee, our board of directors, AbbVie, Parent and/or Merger Sub in connection with the transactions contemplated by the Merger Agreement and the Definitive Proxy Statement. If additional similar demand letters are received or complaints are filed, absent new or different allegations that are material, Apogee will not necessarily announce such additional demands or filings.

Required Regulatory Approvals

Required Clearances, Consents or Approvals, or Other Waiting Periods

The disclosure in the section captioned “The Merger—Required Regulatory Approvals—Required Clearances, Consents or Approvals, or Other Waiting Periods” is hereby amended by adding the following language as a new paragraph after the second paragraph on page 69 of the Definitive Proxy Statement:

On July 27, 2026, Parent obtained from the FCO unconditional clearance for the Merger in Germany. Accordingly, the closing condition relating to the receipt of Regulatory Approvals with respect to the German Act against Restraints of Competition 1957, as amended, has been satisfied. On July 27, 2026, Parent also filed a notification under the Australian Competition and Consumer Act 2010, as amended, with the Australian Competition and Consumer Commission (the “ACCC”), for which the Phase 1 statutory review period will expire on September 7, 2026, unless such period is terminated earlier by the ACCC.

Market Prices and Dividend Data

The disclosure in the section captioned “Market Prices and Dividend Data” is hereby amended by deleting the following strikethrough language from and adding the following bolded and double underlined language to the first paragraph on page 93 of the Definitive Proxy Statement:

Our common stock is listed on the Nasdaq Global Market under the symbol “APGE.” As of the Record Date, there were ~~61,877,575~~ 62,140,183 shares of our voting common stock outstanding, held by approximately 6 stockholders of record and 13,486,642 shares of our non-voting common stock, held by approximately 4 stockholders of record. We have never declared or paid any cash dividends on our common stock.

As disclosed in these Definitive Additional Materials, purported stockholders of Apogee have commenced litigation against or sent demand letters to Apogee, alleging that the Definitive Proxy Statement omits material information or contains misleading disclosures. Apogee believes that no further disclosure is required to supplement the Definitive Proxy Statement under applicable law; however, to avoid the risks and uncertainties inherent in litigation and the risk that lawsuits may delay or otherwise adversely affect the consummation of the proposed Merger and to minimize the expense of defending such actions, Apogee wishes to voluntarily make supplemental disclosures related to the proposed Merger, which are set forth below, in response to some allegations. However, nothing in these Definitive Additional Materials shall be deemed an admission of liability or the legal necessity or materiality under applicable law of any of the disclosures set forth herein.

The Merger

Background of the Merger

The disclosure in the section captioned “The Merger—Background of the Merger” is hereby amended by adding the following language after the end of the seventh full paragraph on page 33 of the Definitive Proxy Statement:

The June 8 Offer did not contemplate the retention of any member of our board of directors or management in the surviving corporation or their purchase of or participation in the equity of the surviving corporation following the completion of the proposed transaction.

The disclosure in the section captioned “The Merger—Background of the Merger” is hereby amended by adding the following language after the end of the last paragraph on page 34 of the Definitive Proxy Statement:

The June 11 Offer did not contemplate the retention of any member of our board of directors or management in the surviving corporation or their purchase of or participation in the equity of the surviving corporation following the completion of the proposed transaction.

The disclosure in the section captioned “The Merger—Background of the Merger” is hereby amended by adding the following bolded and double underlined language to the fifth paragraph on page 36 of the Definitive Proxy Statement:

Also on June 16, 2026, the audit committee of our board of directors, which consists of directors Jennifer Fox, Mr. McKenna, and Nimish Shah, held a meeting during which our management provided an update regarding the IL-31R Agreements, which required approval by the audit committee under our related person transactions policy given Paragon’s relationships with Apogee (as further described in the section of this proxy statement captioned “Interests of Apogee’s Directors and Executive Officers in the Merger”). The audit committee unanimously pre-approved entry into the IL-31R Agreements in accordance with our related person transaction policies and procedures and unanimously recommended to our board of directors approval of the IL-31R Agreements and the Omnibus Amendment, which our board of directors unanimously approved by written consent on June 17, 2026.

The disclosure in the section captioned “The Merger—Background of the Merger” is hereby amended by adding the following bolded and double underlined language to the last paragraph beginning on page 36 of the Definitive Proxy Statement:

On June 18, 2026, our board of directors held a meeting, also attended by our management and representatives of Goldman Sachs, Jefferies and Kirkland. Management provided our board of directors with an overview of the IL-31R Agreements and Omnibus Amendment with Paragon. Kirkland reminded our board of directors that, under the terms of our revenue participation right purchase and sale agreement with an affiliate of funds managed by Blackstone, Blackstone would receive a meaningful benefit as a result of the proposed transaction with AbbVie. In particular, Blackstone would be entitled to receive a payment as a result of a change of control of Apogee under the terms of the revenue participation right purchase and sale agreement. Kirkland informed our board of directors that, in response to Kirkland’s email from the previous day, a member of our board of directors, Tomas Kiselak, had disclosed that, from time to time, companies in the Fairmount Funds Management portfolio engage in transactions with Blackstone and that a company in the Fairmount Funds Management portfolio was in early-stage discussions about the possibility of a transaction with Blackstone in the coming months, and the other members of our board of directors confirmed that they did not have any of the relationships with Blackstone described in the email from Kirkland. Kirkland informed our board of directors that the holders of our non-voting common stock had approved the proposed transaction with AbbVie for purposes of Section 4.2(b) of our charter and reviewed our board of directors’ fiduciary duties. Jefferies confirmed to our board of directors that there were no changes to the financial projections prepared by management and reviewed with our board of directors on June 11, 2026. Jefferies and Goldman Sachs then reviewed with our board of directors their respective financial analyses of the transaction and orally delivered their respective opinions that the proposed transaction with AbbVie was fair from a financial point of view to our stockholders. Kirkland discussed with our board of directors the material terms of the proposed merger agreement and related documentation. Following these discussions, our board of directors unanimously (1) determined that the proposed merger agreement and the transactions contemplated by it are advisable and fair to and in the best interests of Apogee and our stockholders; (2) declared that it is advisable for Apogee to enter into the proposed merger agreement; (3) approved the execution, delivery and performance by Apogee of the proposed merger agreement and the consummation of the transactions contemplated by it; and (4) on the terms and subject to the conditions of the proposed merger agreement, recommended that our stockholders adopt the proposed merger agreement at a special meeting of our stockholders.

The disclosure in the section captioned “The Merger—Background of the Merger” is hereby amended by adding the following language after the end of the first full paragraph on page 37 of the Definitive Proxy Statement:

There were no discussions between AbbVie and any director or executive officer of Apogee at any time prior to the execution of the merger agreement regarding potential employment or directorship arrangements or compensation, nor were there any discussions related to our management’s participation in the equity of or employment with the surviving corporation.

Opinion of Apogee’s Financial Advisors

Opinion of Goldman Sachs & Co. LLC

Illustrative Discounted Cash Flow Analysis

The disclosure in the section captioned “The Merger—Opinion of Apogee’s Financial Advisors—Opinion of Goldman Sachs & Co. LLC—Illustrative Discounted Cash Flow Analysis” is hereby amended by adding the following bolded and double underlined language to the last paragraph beginning on page 44 of the Definitive Proxy Statement:

Using the Management Projections and the NOL Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Apogee to derive a range of illustrative present values per share of our common stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 12.0% to 14.0%, reflecting estimates of Apogee’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2026 (i) estimates of unlevered free cash flow for Apogee for the fiscal years 2026 through 2046 as reflected in the Management Projections, (ii) a range of illustrative terminal values for Apogee, which were calculated by applying perpetuity growth rates ranging from negative 15.0% to negative 5.0%, to a terminal year estimate of the unlevered free cash flow to be generated by Apogee of approximately $370 million, as reflected in the Management Projections, (iii) the estimated benefits of Apogee’s net operating losses and research and development tax credits for the years 2026 through 2046, as reflected in the NOL Forecasts and (iv) the estimated benefits of the milestone payments payable to Apogee pursuant to a strategic financing collaboration agreement entered into in May 2026, for the years 2026 through 2046, as reflected in the Management Projections. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Management Projections. Goldman Sachs derived the range of discount rates used to reflect estimates of Apogee’s weighted average cost of capital by application of the capital asset pricing model, which requires certain company-specific inputs, including Apogee’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Apogee, as well as certain financial metrics for the United States financial markets generally.

The disclosure in the section captioned “The Merger—Opinion of Apogee’s Financial Advisors—Opinion of Goldman Sachs & Co. LLC—Illustrative Discounted Cash Flow Analysis” is hereby amended by adding the following bolded and double underlined language to the first full paragraph on page 45 of the Definitive Proxy Statement:

Goldman Sachs derived ranges of illustrative enterprise values for Apogee by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Apogee the amount of Apogee’s total debt and debt-like items of $0 and added the amount of Apogee’s cash and cash equivalents of $1,358 million, in each case, as provided by and approved for Goldman Sachs’ use by the management of Apogee, to derive a range of illustrative equity values for Apogee. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of our common stock as of June 15, 2026, of 82.924 million, as provided by and approved for Goldman Sachs’ use by the management of Apogee, using the treasury stock method, to derive a range of illustrative present values per share of our common stock ranging from $98.90 to $119.20.

Premia Paid Analysis

The disclosure in the section captioned “The Merger—Opinion of Apogee’s Financial Advisors—Opinion of Goldman Sachs & Co. LLC—Premia Paid Analysis” is hereby amended by adding the following chart after the second full paragraph on page 45 of the Definitive Proxy Statement:

Selected Transactions

Announcement Date	Target	Acquiror	Premium to Undisturbed (%)
June 9, 2026	Nuvalent, Inc.	GSK plc	40%
November 14, 2025	Cidara Therapeutics, Inc.	Merck	109%
October 26, 2025	Avidity Biosciences, Inc.	Novartis AG	46%
July 9, 2025	Verona Pharma plc	Merck	23%
June 2, 2025	Blueprint Medicines Corporation	Sanofi	27%
January 13, 2025	Intra-Cellular Therapies, Inc.	Johnson & Johnson	60%
December 22, 2023	Karuna Therapeutics, Inc.	Bristol Myers Squibb Co.	53%
November 30, 2023	ImmunoGen, Inc.	AbbVie Inc.	95%
April 16, 2023	Prometheus Biosciences, Inc.	Merck	75%
May 10, 2022	Biohaven Pharmaceutical Holding Company Ltd.	Pfizer Inc.	79%
December 14, 2021	Vifor Pharma Ltd.	CSL Limited	61%
September 30, 2021	Acceleron Pharma Inc.	Merck	36%
October 5, 2021	MyoKardia, Inc.	Bristol Myers Squib	61%
November 24, 2019	The Medicines Company	Novartis	45%
June 17, 2019	Array BioPharma Inc.	Pfizer Inc.	62%

Opinion of Jefferies LLC

Selected Precedent Transactions Analysis

The disclosure in the section captioned “The Merger—Opinion of Apogee’s Financial Advisors—Opinion of Jefferies LLC—Selected Precedent Transactions Analysis” is hereby amended by adding the following language and chart before the last paragraph beginning on page 51 of the Definitive Proxy Statement:

The selected transactions and the financial data reviewed included the following:

Selected Transactions Analysis

Announced	Target	Acquiror	Transaction Value / Peak Revenue (x)
January 2026	RAPT Therapeutics, Inc.	GSK plc	0.2x
July 2024	Morphic Holding, Inc.	Eli Lilly & Co	0.9x
April 2024	Alpine Immune Sciences, Inc.	Vertex Pharmaceuticals Inc.	0.9x
June 2023	DICE Therapeutics, Inc.	Eli Lilly & Co	1.0x
April 2023	Prometheus Biosciences, Inc.	Merck & Co., Inc.	1.2x
August 2020	Momenta Pharmaceuticals, Inc.	Johnson & Johnson	3.0x

The disclosure in the section captioned “The Merger—Opinion of Apogee’s Financial Advisors—Opinion of Jefferies LLC—Selected Precedent Transactions Analysis” is hereby amended by deleting the following strikethrough language from the last paragraph beginning on page 51 of the Definitive Proxy Statement:

~~The overall low to high peak estimated revenue multiples observed for the selected transactions were 0.2x to 3.0x (with a median of 1.0x).~~ Jefferies then applied a selected range of peak estimated revenue multiples derived from the selected transactions of 0.9x to 1.2x to Apogee’s total risk-adjusted peak estimated revenue for calendar year 2038. This analysis indicated an approximate implied equity value reference range per share of our common stock of $117.65 to $151.35, as compared to the Merger Consideration of $135.11 per share of our common stock payable in the Merger.

Discounted Cash Flow Analysis

The disclosure in the section captioned “The Merger—Opinion of Apogee’s Financial Advisors—Opinion of Jefferies LLC—Discounted Cash Flow Analysis” is hereby amended by deleting the following strikethrough language from and adding the following bolded and double underlined language to the third full paragraph on page 52 of the Definitive Proxy Statement:

The net present value (as of March 31, 2026) of the risk-adjusted unlevered free cash flows and illustrative terminal value of Apogee was then calculated using a selected discount rate range of 12.0% to 14.0% (reflecting Jefferies’ estimate of Apogee’s weighted average cost of capital) and 75.469 million shares of our common stock outstanding, 6.721 million outstanding Company Options with an average strike price of $46.16, 0.366 million outstanding Company Warrants with a strike price of $0.00001, 0.350 million Company Restricted Stock Units, and 0.018 million shares of our common stock reserved for issuance under the Apogee ESPP per our management as of June 15, 2026, ~~assuming the number of fully-diluted shares of our common stock outstanding~~ calculated using the treasury stock method.

Certain Financial Projections

Management Projections

March 2025 Financing Sales Outlook

The disclosure in the section captioned “The Merger—Certain Financial Projections—Management Projections—March 2025 Financing Sales Outlook” is hereby amended by adding the following bolded and double underlined language to the fifth paragraph on page 54 of the Definitive Proxy Statement:

The material assumptions of the March 2025 Financing Sales Outlook included, among other things, commercial launch of zumilokibart for atopic dermatitis in 2029, with an 80% probability of success, for eosinophilic esophagitis in 2031, with a 30% probability of success, and for asthma in 2032, with a 45% probability of success, commercial launch of APG279 in 2036, with a 30% probability of success, and modest impact on market penetration resulting from the entry of biosimilars into the market in 2037. We did not obtain any royalty financing in 2025.

May 2026 Financing Sales Outlook

The disclosure in the section captioned “The Merger—Certain Financial Projections— Management Projections—May 2026 Financing Sales Outlook” is hereby amended by adding the following bolded and double underlined language to the first paragraph on page 55 of the Definitive Proxy Statement:

The material assumptions of the May 2026 Financing Sales Outlook included, among other things, (i) commercial launch of zumilokibart for atopic dermatitis in 2029, with a 90% probability of success, for eosinophilic esophagitis in 2031, with a 50% probability of success, and for asthma in 2032, with a 60% probability of success, and (ii) less impact on market penetration for zumilokibart for atopic dermatitis resulting from entry of biosimilars relative to the March 2025 Financing Sales Outlook. Our board of directors also reviewed a non-risk-adjusted forecast of U.S. net sales of zumilokibart for the years 2029 through 2033 illustrating the impact of a royalty financing on our cash position through commercial launch of zumilokibart.

Management Projections

The disclosure in the section captioned “The Merger—Certain Financial Projections—Management Projections—Management Projections” is hereby amended by adding the following bolded and double underlined language to the second to last paragraph on page 55 of the Definitive Proxy Statement:

The material assumptions of the Management Projections included, among other things, commercial launch of zumilokibart for atopic dermatitis in 2029, with a probability of success of 90%, and for asthma and eosinophilic esophagitis in 2032, with a probability of success of 60% and 50%, respectively. The Management Projections included refinements to assumptions following management’s review of Part B data, including, among other things, (i) both increases and decreases in indication pricing, (ii) increases in year over year price growth in the first seven years following commercial launch, (iii) decreases in atopic dermatitis market share after 2035, including peak market share by approximately 10%, resulting from competition from novel therapies, including potential future combinations or new mechanisms of action, and (iv) decreases in patient compliance rates by approximately 10% during peak years for atopic dermatitis and eosinophilic esophagitis, in each case relative to the May 2026 Financing Sales Outlook.

The disclosure in the section captioned “The Merger—Certain Financial Projections— Management Projections—Management Projections” is hereby amended by adding the following bolded and double underlined new rows and language to the tables on page 56 of the Definitive Proxy Statement:

Management Projections
(Amounts in millions)

	Fiscal year ended December 31,
	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036
Net Sales(1)	$0	$0	$0	$106	$1,078	$2,424	$4,752	$6,544	$6,795	$7,533	$8,219
COGS	$0	$0	$0	$(15)	$(72)	$(183)	$(316)	$(369)	$(375)	$(448)	$(356)
Royalties	$0	$0	$0	$(10)	$(105)	$(236)	$(445)	$(521)	$(528)	$(548)	$(569)
Gross Profit(2)	$0	$0	$0	$81	$901	$2,005	$3,992	$5,655	$5,892	$6,537	$7,294
R&D	$(267)	$(453)	$(462)	$(386)	$(318)	$(199)	$(189)	$(199)	$(25)	$(20)	$(20)
SG&A and Commercial	$(76)	$(135)	$(155)	$(179)	$(382)	$(745)	$(1,485)	$(2,029)	$(2,098)	$(2,316)	$(2,483)
Stock-Based Compensation	$(63)	$(74)	$(83)	$(104)	$(129)	$(148)	$(262)	$(351)	$(343)	$(380)	$(412)
Total Operating Income(3)	$(406)	$(661)	$(700)	$(588)	$72	$914	$2,057	$3,075	$3,426	$3,821	$4,379
NOPAT(4)	$(406)	$(661)	$(700)	$(588)	$53	$676	$1,522	$2,276	$2,535	$2,827	$3,241
Unlevered Free Cash Flow(5)	$(406)	$(661)	$(700)	$(599)	$(44)	$542	$1,289	$2,097	$2,510	$2,753	$3,172
Cash Flow From Blackstone(6)	$0	$100	$200	$360	$0	$0	$0	$0	$0	$0	$0

(continued)

	Fiscal year ended December 31,
	2037	2038	2039	2040	2041	2042	2043	2044	2045	2046
Net Sales(1)	$8,889	$9,320	$7,137	$6,841	$5,912	$5,529	$5,227	$4,852	$2,780	$1,298
COGS	$(386)	$(406)	$(315)	$(304)	$(265)	$(245)	$(228)	$(210)	$(145)	$(94)
Royalties	$(589)	$(603)	$(440)	$(410)	$(372)	$(353)	$(338)	$(319)	$(97)	$(6)
Gross Profit(2)	$7,915	$8,310	$6,382	$6,128	$5,275	$4,931	$4,661	$4,324	$2,537	$1,198
R&D	$(20)	$(20)	$(20)	$(20)	$(20)	$(20)	$(20)	$(20)	$(20)	$(20)
SG&A and Commercial	$(2,672)	$(2,807)	$(2,402)	$(2,390)	$(2,238)	$(2,205)	$(2,191)	$(2,161)	$(1,238)	$(577)
Stock-Based Compensation	$(441)	$(463)	$(397)	$(395)	$(366)	$(357)	$(351)	$(340)	$(210)	$(100)
Total Operating Income(3)	$4,782	$5,020	$3,563	$3,323	$2,651	$2,349	$2,100	$1,803	$1,069	$500
NOPAT(4)	$3,539	$3,715	$2,637	$2,459	$1,962	$1,738	$1,554	$1,334	$791	$370
Unlevered Free Cash Flow(5)	$3,472	$3,672	$2,855	$2,489	$2,055	$1,776	$1,584	$1,372	$998	$518
Cash Flow From Blackstone(6)	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

Cautionary Statement Regarding Forward-Looking Statements

These Definitive Additional Materials contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position made in these Definitive Additional Materials are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of such terms and other comparable terminology. Statements in these Definitive Additional Materials that are forward-looking may include, but are not limited to, statements regarding anticipated future operating performance and results of Apogee, the expected timing of the closing of the proposed acquisition and other transactions contemplated by the Merger Agreement, and the potential of zumilokibart (APG777) and other Apogee’s pipeline assets.

There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are difficult to predict and are generally outside Apogee’s control, that could cause actual performance or results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. Such risks and uncertainties include, but are not limited to: the occurrence of any event, change or other circumstance that could give rise to the right of Apogee or AbbVie or both of them to terminate the Merger Agreement, including circumstances requiring a party to pay the other party a termination fee pursuant to the Merger Agreement; the failure to obtain applicable regulatory or Apogee stockholder approval in a timely manner or otherwise; the risk that the proposed acquisition may not close in the anticipated timeframe or at all due to one or more of the other closing conditions to the transaction not being satisfied or waived; the possibility of competing acquisition proposals for Apogee; the risk that there may be unexpected costs, charges or expenses resulting from the proposed acquisition; risks related to the ability of Apogee and AbbVie to successfully integrate the businesses and the possibility that such integration may be more difficult, time consuming or costly than expected; risks that the proposed transaction disrupts Apogee’s or AbbVie’s current plans and operations; the risk that some restrictions during the pendency of the proposed transaction may impact Apogee’s ability to pursue some business opportunities or strategic transactions; risks related to disruption of each company’s management’s time and attention from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Apogee’s and/or AbbVie’s common stock, credit ratings or operating results; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Apogee and AbbVie to retain and hire key personnel, to retain customers and to maintain relationships with each of their respective business partners, suppliers and customers and on their respective operating results and businesses generally; the risk of litigation that could be instituted against the parties to the Merger Agreement or their respective directors, managers or officers and/or regulatory actions related to the proposed acquisition, including the effects of any outcomes related thereto; the risk that zumilokibart (APG777) or APG273 and other Apogee’s pipeline assets may not demonstrate the anticipated success, safety, or efficacy in ongoing or future clinical trials; the risk that positive Phase 2 and Phase 1b interim results for zumilokibart (APG777) may not be predictive of results in later-stage or larger clinical trials; challenges to intellectual property; adverse litigation or government action; competition from other products; difficulties inherent in the research and development process; risks related to unpredictable and severe or catastrophic events, including but not limited to acts of terrorism, war or hostilities, cyber attacks, or the impact of any pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide on Apogee’s or AbbVie’s business, financial condition and results of operations, as well as the response thereto by each company’s management; and other business effects, including the effects of industry, market, economic, political or regulatory conditions.

Also, AbbVie’s and Apogee’s actual results may differ materially from those contemplated by the forward-looking statements for a number of additional reasons as described in AbbVie’s and Apogee’s filings with the SEC, including those set forth in the Risk Factors section and under any “Forward-Looking Statements” or similar heading in AbbVie’s and Apogee’s most recently filed Annual Report on Form 10-K filed on February 20, 2026, and March 2, 2026, respectively, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

AbbVie and Apogee have based these forward-looking statements on their current expectations and projections about future events. Although the parties believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect. Except to the extent required by law, AbbVie and Apogee undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.